Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:        Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES SECOND QUARTER 2013 RESULTS

HOUSTON, August 7, 2013 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the second quarter ended June 30, 2013.

Total revenue for the second quarter of 2013 was $47.5 million compared to $46.0 million in the second quarter of 2012. Acquisition underwriting revenue was $15.4 million in the second quarter of 2013 compared to $16.9 million in the same period in 2012. The majority of our new data acquisition activity in the second quarter of 2013 occurred in the Eagle Ford, Utica/Marcellus and Granite Wash (Panhandle Plays) unconventional areas. In addition, we signed and began work on a 375 square mile survey in the Permian. Total resale licensing revenue was $31.2 million in the second quarter of 2013 compared to $27.5 million in the same period last year. Cash resales in the second quarter of 2013 were $22.6 million compared to cash resales in the second quarter of 2012 of $23.1 million. Solutions revenue was $1.0 million compared to $1.6 million in the same period last year.

Total revenue for the six months ended June 30, 2013 was $98.9 million compared to $118.6 million for the same period last year. Acquisition revenue was $40.5 million in the 2013 period compared to $53.5 million in the 2012 period. The decrease between years was primarily due to a reduction in data acquisition activity as we made a strategic decision to reduce our level of investment on new data creation projects for 2013 as compared to 2012 and 2011 which directly impacts acquisition underwriting revenue. The majority of our new data acquisition activity in the first six months of 2013 occurred in the Eagle Ford, Utica/Marcellus, Granite Wash (Panhandle Plays) and Cardium unconventional plays in North America. Total resale licensing revenue was $56.0 million in the first six months of 2013 compared to $62.2 million in the first six months of 2012. For the first six months of 2013, cash resales were $45.1 million compared to $62.3 million in the same period last year. Cash resale activity is tied closely to our clients' annual budget cycles and therefore is better viewed on an annual basis. As a result, cash resale activity can fluctuate significantly from quarter to quarter. Solutions revenue was $2.4 million for the first six months of 2013 compared to $2.9 million in the same period of 2012.

“Although total resale licensing revenue increased in the second quarter compared to last year, cash resale activity was relatively flat. We believe the level of cash resales is well within the bandwidth of expected sales in any one quarter given our library size,” commented Rob Monson, president and chief executive officer. “Client demand for our data remains strong and we remain confident about the year.”

For the second quarter of 2013, our net income was $6.4 million compared to $1.3 million for the same period last year. The $5.1 million increase between periods was due to slightly higher revenue coupled with lower amortization on our data library, a reduction in selling, general and administrative (“SG&A”) expenses and lower interest expense. For the six months ended June 30, 2013, our net income was $8.1 million compared to $16.0 million for the same period last year. The decrease in net income of $7.9 million between the six month periods was primarily due to lower revenue partially offset by a reduction in amortization expense associated with our data library, a reduction in SG&A expenses and lower income tax expense. The first six months of 2013 also included a $1.5 million non-cash charge related to the early extinguishment of our senior notes due 2014 as well as additional interest paid upon the satisfaction and discharge of these notes in March 2013.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $17.7 million in the second quarter of 2013 compared to $18.4 million in the same period of 2012. Cash EBITDA was $34.4 million in the first six months of 2013 compared to $51.1 million in the first half of last year.

SG&A expenses were $6.3 million for the second quarter of 2013 compared to $7.7 million in last year's second quarter. SG&A expenses were $13.6 million in the first six months of 2013 compared to $15.8 million in the same period last year. The decrease between periods was primarily due to a reduction in variable compensation.

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Gross capital expenditures for the first six months of 2013 were $69.1 million, of which $63.3 million related to new data acquisition. Total underwriting revenue for the first six months of 2013 was $40.5 million or 64% of the gross investment. Our net cash capital expenditures totaled $25.7 million for the first half of 2013.

Our forecast of net cash capital expenditures for the remainder of 2013 is $26.8 million, bringing our total estimated net cash capital expenditures for the year to $52.5 million. Our current backlog of net cash capital expenditures related to acquisition programs is $20.8 million, of which we expect approximately $16.5 million to be incurred in the remainder of 2013.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss second quarter results for 2013 on Thursday, August 8, 2013 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 20558325. A replay of the call will be available until August 15, 2013 by dialing 800-585-8367, Conference ID 20558325 and will be available at 12:30 p.m. Central Time following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel's data products and services are critical for the exploration for and development of oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of 3D onshore seismic data is the largest available for licensing in North America and includes leading positions in oil and liquids-rich unconventional plays. Seitel has ownership in over 39,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated funds and our current credit facility are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the exploration budgets of our customers, as well as the risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission (“SEC”).

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC and in our future periodic reports filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is net income; and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited) June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$25,183	$61,891
Receivables, net	38,474	64,212
Net seismic data library	190,467	180,117
Net property and equipment	4,364	4,818
Prepaid expenses, deferred charges and other	14,536	10,774
Intangible assets, net	17,639	20,828
Goodwill	202,643	208,020
Deferred income taxes	84	84
TOTAL ASSETS	$493,390	$550,744

LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
Accounts payable and accrued liabilities	$38,603	$62,783
Income taxes payable	546	4,134
Debt:
Senior Notes	250,000	275,000
Notes payable	—	29
Obligations under capital leases	2,831	3,113
Deferred revenue	45,691	52,857
Deferred income taxes	4,909	2,470
TOTAL LIABILITIES	342,580	400,386

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER'S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding at June 30, 2013 and December 31, 2012	—	—
Additional paid-in capital	399,270	398,772
Retained deficit	(264,029)	(272,135)
Accumulated other comprehensive income	15,569	23,721
TOTAL STOCKHOLDER'S EQUITY	150,810	150,358
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$493,390	$550,744

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

REVENUE	$47,544	$46,028	$98,895	$118,575

EXPENSES:
Depreciation and amortization	27,829	29,837	57,167	69,221
Cost of sales	63	151	102	248
Selling, general and administrative	6,254	7,705	13,641	15,797
	34,146	37,693	70,910	85,266

INCOME FROM OPERATIONS	13,398	8,335	27,985	33,309

Interest expense, net	(6,138)	(7,253)	(15,453)	(14,472)
Foreign currency exchange losses	(1,171)	(426)	(1,818)	(15)
Loss on early extinguishment of debt	—	—	(1,504)	—
Gain on sale of marketable securities	—	230	—	230
Other income	—	402	1	483

Income before income taxes	6,089	1,288	9,211	19,535
Provision (benefit) for income taxes	(279)	18	1,105	3,559

NET INCOME	$6,368	$1,270	$8,106	$15,976

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. The following table summarizes the components of Seitel's revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Total acquisition underwriting revenue	$15,397	$16,891	$40,486	$53,463

Resale licensing revenue:
Cash resales	22,630	23,129	45,075	62,298
Non-monetary exchanges	261	—	585	709
Revenue recognition adjustments	8,303	4,367	10,375	(806)
Total resale licensing revenue	31,194	27,496	56,035	62,201

Total seismic revenue	46,591	44,387	96,521	115,664

Solutions and other	953	1,641	2,374	2,911
Total revenue	$47,544	$46,028	$98,895	$118,575

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, plus gains on sales of marketable securities and cash distributions from investments obtained as part of licensing our seismic data, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance and legal, financial and other expenses related to corporate and strategic transactions). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net income (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cash EBITDA	$17,701	$18,432	$34,357	$51,105
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition underwriting revenue	15,397	16,891	40,486	53,463
Non-monetary exchanges	261	—	585	709
Revenue recognition adjustments	8,303	4,367	10,375	(806)
Solutions non-cash revenue	—	—	—	20
Add (subtract) other items included in net income:
Depreciation and amortization	(27,829)	(29,837)	(57,167)	(69,221)
Non-cash operating expenses	(272)	(315)	(498)	(460)
Non-recurring corporate expenses	(163)	(573)	(153)	(871)
Interest expense, net	(6,138)	(7,253)	(15,453)	(14,472)
Foreign currency losses	(1,171)	(426)	(1,818)	(15)
Loss on early extinguishment of debt	—	—	(1,504)	—
Other income	—	2	1	83
Benefit (provision) for income taxes	279	(18)	(1,105)	(3,559)
Net income	$6,368	$1,270	$8,106	$15,976

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The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the three and six months ended June 30, 2013 and 2012 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cost of Sales	$63	$151	$102	$248
Cash SG&A expenses	5,982	7,390	13,143	15,337
Cash operating expenses	6,045	7,541	13,245	15,585
Non-cash equity compensation expense	272	245	498	318
Non-cash rent expense	—	70	—	142
Total operating expenses	$6,317	$7,856	$13,743	$16,045

Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for the six months ended June 30, 2013 and our estimate for the year ending December 31, 2013 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

	Six Months Ended June 30, 2013	Estimate for Remainder of 2013	Total Estimate for 2013
New data acquisition	$63,311	$78,689	$142,000
Cash purchases and data processing	2,238	2,762	5,000
Non-monetary exchanges	2,977	3,523	6,500
Property and equipment and other	602	1,398	2,000
Total capital expenditures	69,128	86,372	155,500
Less:
Non-monetary exchanges	(2,977)	(3,523)	(6,500)
Cash underwriting	(40,402)	(56,098)	(96,500)
Net cash capital expenditures	$25,749	$26,751	$52,500

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